EXHIBIT 99.1

OAKLEY ANNOUNCES RESIGNATION OF
BOARD MEMBER IRENE R. MILLER

     FOOTHILL RANCH, Calif., December 10, 2004 – Oakley, Inc. (NYSE:OO) today announced the planned resignation, effective today, of Irene R. Miller as a member of the company’s board of directors. Ms. Miller is currently the chief executive officer of Akim, Inc. and serves on a number of other company boards. Ms. Miller was formerly the vice-chairman and chief financial officer of Barnes & Noble, Inc.

     “On behalf of the board and the entire Oakley team, we sincerely appreciate Irene’s active counsel and support during her nine years of service as an Oakley director,” said Jim Jannard, chairman and chief executive officer. “Irene’s guidance and oversight have been invaluable since our initial public offering in 1995. We are proud to have benefited from Irene’s broad experience and wisdom and wish her continued success.”

     The company plans to fill Ms. Miller’s board seat with another independent director as soon as practicable. In addition to Jannard, current board members include: Link Newcomb, Oakley chief operating officer; Abbott Brown, chairman and chief executive officer of Ridgestone Corporation, a private equity firm; Lee Clow, chairman and worldwide creative director of TBWA and TBWA\Chiat\Day; Tom Davin, president and chief operating officer of Panda Restaurant Group and former operating partner of Brentwood Associates, an investment firm; and Mary George, former chief executive officer of Bell Sports, Inc.

About Oakley, Inc.

     Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of electronics, premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through September 30, 2004 totaled $548.9 million and generated net income of $34.8 million. Oakley, Inc. press releases, SEC filings and the company’s Annual Report are available at no charge through the company’s Web site at www.oakley.com.

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